                             MYLAN LABORATORIES INC.
                              1030 Century Building
                                130 Seventh Street
                         Pittsburgh, Pennsylvania 15222

                      Notice of Annual Meeting of Shareholders
                                  June 28, 1995


To The Shareholders of Mylan Laboratories Inc.

        An annual meeting of shareholders of Mylan Laboratories Inc. will be held at the Lakeview Resort & Conference Center, Morgantown, West Virginia, on Wednesday, June 28, 1995 at 10:30 a.m. for the following purposes:

     1. To elect seven directors to serve until the next annual meeting of shareholders and until their respective successors shall have been elected and shall have qualified.

     2. To ratify the actions of the Board of Directors of the Company in accelerating the effective date of certain amendments to the Company's 1986 Incentive Stock Option Plan which were previously approved by the shareholders of the Company.

     3. To approve the Executive Bonus Plan which sets forth parameters for awarding performance-based compensation to participating executives.

            4. To consider the proposal of the Executive Council of the Domestic and Foreign Missionary Society of the Protestant Episcopal Church in the
United States of America encouraging inclusiveness on the Board of Directors. The Board recommends a vote AGAINST this proposal.

     5. To elect independent auditors of the Company for the fiscal year ending March 31, 1996.

     6. To transact such other business as may properly come before the meeting.

     Shareholders of record at the close of business on April 30, 1995 are entitled to notice of and to vote at the meeting.

        All shareholders, whether or not they expect to be present in person, are requested to sign, date and return the enclosed proxy in the accompanying envelope as promptly as possible.

     Shareholders who plan to attend the Annual Meeting are requested to complete and return the enclosed reservation card by June 15, 1995.


By Order of the Board of Directors
Robert W. Smiley, Secretary


May 18, 1995
Pittsburgh, Pennsylvania

                     MYLAN LABORATORIES INC.
                      1030 Century Building
                        130 Seventh Street
                   Pittsburgh, Pennsylvania 15222

               ---------------------------------------------
                         PROXY STATEMENT
               ---------------------------------------------

            Annual Meeting of Shareholders June 28, 1995

        This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Mylan Laboratories Inc., a Pennsylvania corporation (the ''Company''), for an annual meeting of shareholders to be held on June 28, 1995. The approximate date on which this proxy statement and proxy are being sent to shareholders of the Company is May 20, 1995.

     The shares represented by each properly executed proxy, in the form enclosed and received by the Company will be voted as specified thereon by the shareholder. If no specification is made, such shares will be voted FOR the nominees named and proposals described below, except with respect to the shareholder proposal for Board inclusiveness, as to which such shares shall be voted AGAINST. Any proxy given by a shareholder may be revoked in writing at any time prior to its exercise, but the revocation of the proxy shall not be effective until notice thereof has been received by the Secretary of the Company. Abstentions and broker non-votes will be included in determining the number of shares present and entitled to vote at the meeting but will not be considered to be voted for any proposal. Because the election of directors is based on a plurality and the other proposals being considered on a majority of the votes cast, abstentions and broker non-votes will not affect the outcome of those matters.

        References herein to ''fiscal 1995'' mean the Company's fiscal year ended March 31, 1995.


               VOTING SECURITIES AND RECORD DATE

        Persons who as of the close of business on April 30, 1995 held of record shares of the Company's common stock, par value $.50 per share (''Common Stock''), are entitled to notice of and to vote at the annual meeting. As of such date, there were 79,975,200 shares of Common Stock outstanding. Holders of Common Stock are entitled to one vote per share and do not have cumulative voting rights in the election of directors.

        See ''Security Ownership'' herein for information with respect to the share ownership of the directors of the Company.


               ELECTION OF DIRECTORS   [Proposal No. 1]

     Directors are elected to serve until the next annual meeting of shareholders and until their respective successors are elected and qualify. Proxies received in the accompanying form will be voted for the election to the Board of Directors of the seven nominees listed below except in such instance that authority to vote for any of the nominees is withheld. The seven nominees receiving the highest number of votes shall be elected. Each of the nominees has consented to serve as a director if elected. Information concerning the nominees, all of whom are presently members of the Board of Directors, is set forth below.

                                                                                              Director
Name                                     Principal Occupation                    Age           Since
- ----------------                   ----------------------------------           ------       ------------
Milan Puskar                         Chairman of the Board
                                     C.E.O. and President of
                                     the Company                                  60           1976

Dana G. Barnett                      Executive Vice President of
                                     the Company                                  54           1982

Laurence S. DeLynn                   Retail Consultant                            70           1975

John C. Gaisford, M.D.               Director of Burn Research
                                     West Penn Hospital                           79           1993

Richard A. Graciano                  Partner in Graciano
                                     Enterprises, a construction
                                     and development company                      72           1966

Robert W. Smiley, Esq.               Senior Counsel to the law
                                     firm of Doepken Keevican
                                     Weiss & Medved
                                     Professional Corporation;
                                     Secretary of the Company                     73           1972

C.B. Todd                            Senior Vice President
                                     of the Company                               61           1993

        Mr. Puskar was employed by the manufacturing subsidiary of the Company from 1961 to 1972 and served in various positions, including Secretary-Treasurer, Executive Vice President and a member of the Board of Directors. From 1972 to 1975, Mr. Puskar served as Vice President and General Manager of the Cincinnati division of ICN Pharmaceuticals Inc. In addition, he has served as partner of several pharmaceutical firms in foreign countries and is currently a director of Huntington National Bank, West Virginia. Mr. Puskar has served as President of the Company since 1976 and as Vice Chairman of the Board since 1980. He was elected Chairman of the Board and C.E.O. on November 9, 1993.

     Mr. Barnett has been a Vice President of the Company since 1974. His principal occupation since 1966 has been in various management positions with the manufacturing subsidiary of the Company. His responsibilities have covered production, quality control and product development. He became Senior Vice President in 1978 and Executive Vice President in 1987. Since June of 1991, he also has served as President and Chief Executive Officer of Somerset Pharmaceuticals, Inc., a joint-venture subsidiary of the Company.

        Mr. Todd has been employed by the Company since 1970. Prior to assuming his present position in October, 1987 as Senior Vice President, Mr. Todd served as Vice President-Quality Control. He also serves as President of Mylan Pharmaceuticals Inc., a subsidiary of the Company.

        Messrs. DeLynn, Gaisford and Graciano have been engaged for more than the past five years in the principal occupations set forth in the table above. Mr. Smiley joined the law firm of Doepken Keevican Weiss & Medved Professional Corporation in October, 1992. Previously, he was a partner of Smiley, McGinty
& Steger for more than the five previous years. Mr. DeLynn is currently a Director of One Valley Bank, Morgantown, West Virginia.

     The Board of Directors has established an Executive Committee, an Audit Committee, an Executive Bonus Committee, a Stock Option Committee and certain other committees. The Company does not have a nominating committee. The Executive Committee, which met formally and informally on numerous occasions during fiscal 1995, is composed of Messrs. Puskar, Barnett, Todd and Smiley of the Board of Directors of the Company. The Audit Committee, which met twice during the fiscal year, reviews the preparations for and scope of the annual audit of the Company's financial statements, reviews drafts of such statements, makes recommendations as to the retention of independent auditors and as to their fees, and performs such other duties relative to the financial statements of the Company and other matters as the Board of Directors may assign from time to time. The Audit Committee is composed of Messrs. DeLynn, Gaisford and Graciano. The Compensation Committee was formerly named the Executive Bonus Committee. In October 1994, the Compensation Committee assumed the functions of the Stock Option Committee, which was then dissolved. As more fully described under ''Executive Compensation-Report on Executive Compensation,'' the Compensation Committee has responsibility for establishing compensation policies and objectives, determining the compensation payable to the Chief Executive Officer and awarding stock options to employees. The Compensation Committee, which met once in fiscal 1995, is composed of Messrs. DeLynn and Smiley. The Board of Directors met four times during fiscal 1995.

        Section 16(a) Compliance.   Section 16(a) of the Securities Exchange
Act of 1934 requires the Company's directors and executive officers to file reports of ownership of the Company's equity securities (and derivative securities) and changes in such ownership with the Securities and Exchange Commission and the New York Stock Exchange and to provide copies of those filings to the Company. Based solely upon a review of such reports and certain written representations, the Company believes that its directors and executive officers are in compliance with their respective Section 16(a) filing requirements.


Compensation of Directors

        The Company presently has seven directors, three of whom (Messrs. Puskar, Barnett and Todd) are executive officers of the Company and do not receive any additional compensation for serving as directors of the Company. Messrs. DeLynn and Graciano were each paid a director's fee of $25,500 during fiscal 1995. Dr. Gaisford was paid a director's fee of $24,000 during the fiscal year 1995. Mr. Smiley received $43,500 as compensation during the fiscal year for services as a director and a member of the Executive and Compensation Committees.

        Under Service Benefit Agreements entered into with the Company in January 1995, Messrs. DeLynn, Graciano and Smiley are entitled to receive $18,000 annually and Dr. Gaisford is entitled to receive $6,000 annually, payable in monthly installments for a 10 year period from the date of their termination of service to the Company. Upon the death or at the election of the director, the aggregate amount of any unpaid benefit is payable in a lump sum, discounted to present value at the per annum rate of 7%.

               EXECUTIVE COMPENSATION

Report on Executive Compensation

Overview and Philosophy

        The Company's executive compensation policy is to (i) provide compensation to employees at such levels as will enable the Company to attract and retain employees of the highest caliber, (ii) compensate employees in a manner best calculated to recognize individual, group and Company performances and (iii) seek to align the interests of the employees with the interests of the Company's shareholders. Total compensation includes base salary, annual cash bonuses, long-term incentives and employee benefits. The Company seeks to reward outstanding executive performance contributing to superior operating results and enhanced shareholder value.

     The Company's compensation policies are administered through the Compensation Committee. In October 1994, the Compensation Committee, formerly named the Executive Bonus Committee, assumed the functions of the Stock Option Committee, which was then dissolved. The Compensation Committee is charged with responsibility for (i) establishing the objectives and policies governing the compensation of the Company's employees generally; (ii) determining the amount of compensation payable annually to the Chairman and Chief Executive Officer and any other executive officer of the Company whose annual compensation is subject to the limitations of Section 162(m) of the Internal Revenue Code of 1986, as amended (the ''Code''); (iii) awarding stock options to employees of the Company pursuant to the Company's 1986 Incentive Stock Option Plan (the ''Option Plan''); and (iv) making such recommendations to the Board from time to time as it deems appropriate concerning the Company's compensation of employees and its award of stock options. The actions of the Compensation Committee in fulfilling the obligations described in items (ii) and (iii) of the preceding sentence do not require the approval of the full Board to become effective.

     The Board and the Compensation Committee have taken actions, described below, designed to enable the Company to deduct all compensation paid to highly compensated officers for Federal income tax purposes. The acceleration of the effective date of certain provisions of the Option Plan and adoption of an executive bonus plan are being presented to the shareholders for ratification or approval. However, final regulations under Section 162(m) of the Code have not been adopted and many questions governing the deductability of such compensation have not been addressed or resolved by the Internal Revenue Service (''IRS''). Consequently, no assurances can be given that the actions proposed to be voted upon by the shareholders will ensure the deductibility for Federal income tax purposes of all executive compensation paid by the Company. Furthermore, neither the Board nor the Compensation Committee subscribes to the view that any executive's compensation should be limited to the amount deductible if such executive deserves compensation in excess of $1 million and it is not reasonably practicable to compensate him or her in a manner such that the compensation payable is fully deductible by the Company.


Acceleration of Effective Date of Option Plan

       At a special meeting of shareholders held April 7, 1993, the shareholders of the Company approved certain amendments to the Option Plan which were intended to bring the Option Plan into compliance with the new Rule 16b-3 of the Rules of the Securities and Exchange Commission (the ''Commission''). These amendments were originally scheduled to become effective when compliance became mandatory under Rule 16b-3. The Commission has, however, twice postponed the mandatory effective date, most recently until September 1, 1995.


     Since the time that the shareholders approved the amendments to the Option Plan in April 1993, Section 162(m) of the Code was amended to provide that a company could not deduct, for Federal income tax purposes, executive compensation in excess of $1 million annually. Generally, (i) performance-based compensation (based upon objective performance goals meeting certain requirements relating to the uncertainty of its realization) which is approved by a committee of two or more outside directors, within the meaning of such term under Code

Section 162(m), and which bonus plan is subsequently approved by the shareholders, and (ii) compensation attributable to stock option grants awarded by a committee of two or more ''outside directors,'' in accordance with a stock option plan which complies with the provisions of Rule 16b-3 of the Commission's Rules and other criteria established by Section 162(m) of the Code, are deductible by the Company for Federal income tax purposes without regard to the $1 million limitation.

     The Company did not award or reprice any options under the Option Plan during fiscal 1995. However, due to the Commission's delay of the mandatory effective date of Rule 16b-3 of the Commission's Rules and the potential non-deductibility for Federal income tax purposes of the compensation realized by Company executives attributable to options awarded to them under the Option Plan, the Board of Directors, upon the recommendation of the Compensation Committee, accelerated the effective date of the amendments to the Option Plan approved in April 1993 to October 25, 1994, subject to ratification of the shareholders. In addition, the Board appointed Laurence S. DeLynn and Robert
W. Smiley, each of whom is believed to qualify as a ''disinterested director'' within the meaning of Section 16b-3 of the Commission's Rules and as an ''outside director'' within the meaning of Section 162(m) of the Code, to serve as the sole members of the Compensation Committee.


                    [Proposal No. 2]

     The shareholders are being asked to ratify the action of the Company's Board of Directors in accelerating the effective date of certain of the amendments to the Option Plan. The Board of Directors of the Company recommends that the shareholders vote FOR the proposal to ratify the acceleration of the effective date of certain of the amendments to the Option Plan.


Executive Bonus Plan

      The Committee reviewed and considered numerous proposals for establishing objective performance-based criteria to award the Chairman and Chief Executive Officer of the Company and any other executive officers who, from time to time, are determined by the Committee to be eligible to receive a bonus based on such criteria. Among the criteria considered by the Committee in establishing an executive bonus plan (the ''Executive Bonus Plan'') were (i) earnings per share above fixed benchmarks, (ii) earnings per share above prior year's earnings per share, (iii) stock prices reaching certain benchmarks,
(iv) percentage increases in stock prices, (v) the approval by the Food and Drug Administration (''FDA'') of a fixed number of applications submitted by the Company, (vi) sales above fixed benchmarks and (vii) sales above prior year's sales.

    The Committee believed that using earnings per share above fixed benchmarks provided the most meaningful objective measure of the Company's performance and provides an appropriate vehicle for rewarding the Chairman and Chief Executive Officer and other executives participating in the Executive Bonus Plan. The other alternatives considered were dismissed by the Compensation Committee for the following reasons:

    First, as to earnings per share in excess of prior year's earnings, factors beyond the control of the executives (such as the onset of a recessionary environment in the pharmaceutical industry or sharply higher costs resulting from implementation of new government regulations relating to the approval or marketing of drugs) could make a comparison with prior year's earnings meaningless. For example the exemplary performance by an executive in the face of sharply higher costs due to new governmental burdens could go unrewarded if a comparison with prior year's earnings were made. Further, the comparison of current earnings with those of a prior period could operate as a disincentive for the executive to approve new ventures, to enter into new markets, to introduce new products or to seek new merger, acquisition or joint venture opportunities if the start-up costs associated therewith would reduce earnings in the short term.

     Second, as to stock prices, the Compensation Committee was concerned that stock prices are subject to fluctuation based on general economic factors, interest rates, the national and international political climate, trade balances and other factors which bear no relationship to the effectiveness of an executive or the performance of a particular corporation. Consequently, the Compensation Committee did not believe that use of stock prices alone would be an appropriate way to create incentives for its executives.

     Third, measuring performance through FDA approvals appeared to the Compensation Committee to be too imperfect measure of performance in that the groundwork for an approval could precede the approval by a considerable time, the timing of approvals is too uncertain, and the number of expected approvals in any period of time is too small a class.

     Finally, the Compensation Committee felt that sales provided the best method of measuring the Company's performance next to earnings. However, in that a measure based on sales alone does not provide an incentive to executives to control costs, the Compensation Committee felt that this measure provided a less satisfactory measure of performance than earnings.

     Accordingly, the Compensation Committee approved the Executive Bonus Plan set forth below, subject to shareholder approval.


                    [Proposal No. 3]

     The Executive Bonus Plan set forth below has been approved by the Compensation Committee. It is being presented to the shareholders of the Company for approval. If the Executive Bonus Plan is approved by the shareholders, Milan Puskar, the Chairman and Chief Executive Officer of the Company, will receive additional compensation for fiscal 1995 of $500,000. No other executive officer participated in the Executive Bonus Plan in fiscal 1995.

    The Executive Bonus Plan provides for awards to participating executives of cash bonuses of an amount fixed by the Compensation Committee of up to $100,000 per $.01 by which earnings per share exceed benchmarks fixed by the Compensation Committee. Although broad latitude is afforded to the Compensation Committee to fix the benchmarks and amount of the award per $.01 increase, the bonuses payable to any executive cannot exceed $1,500,000 per annum under the Executive Bonus Plan and the aggregate amount of bonuses payable under in any fiscal year to all participating executives cannot exceed $2,500,000.

     Set forth below is the Executive Bonus Plan in its entirety. The Board of Directors of the Company recommends that the shareholders vote FOR the proposal to approve the Executive Bonus Plan.


Executive Bonus Plan

     The Compensation Committee (the ''Committee'') of the Board of Directors of the Mylan Laboratories Inc. (the ''Company'') may award bonuses annually to the Chairman and Chief Executive Officer of the Company and any other executive officer or officers of the Company whose inclusion in the Executive Bonus Plan would benefit the Company by providing an incentive to such executive officer to seek to maximize the Company's performance. Not later than June 30 in each year (October 31, 1994 in the case of the balance of the 1995 fiscal year), the Committee shall establish benchmarks on earnings per share for the remaining months or quarters in the fiscal year the satisfaction of which shall entitle each executive officer participating in the Executive Bonus Plan to receive such bonus amount as the Committee shall establish for each $.01 by which earnings per share for the period shall exceed the benchmark. In no event shall the Committee award any executive more than $100,000 per $.01 by which earnings per share exceed the benchmarks, nor more than $1,500,000 per annum under the Executive Bonus Plan, and the aggregate amount of bonuses payable under the Executive Bonus Plan in any fiscal year to all executives participating therein shall be $2,500,000. The Committee shall certify in writing that such performance goals are satisfied prior to the payment of any performance-based bonus.


Compensation of Executive Officers

     The salaries of executive officers other than the Chairman and Chief Executive Officer were determined by Milan Puskar. Mr. Puskar's determinations were based upon various subjective factors such as the responsibilities, positions, qualifications, individual performances and years of service with the Company of such executives. In making such determination, the Chairman and Chief Executive Officer did not undertake a formal survey or analysis of the compensation paid to executives in other companies. Such salaries are not tied to the Company's performance. The bonuses of executive officers other than the Chairman and Chief Executive Officer were awarded by the full Board of Directors based upon the Board's perception of each officer's contribution to the Company's success. The Board neither undertook to conduct a formal survey or analysis of the bonuses awarded (or total compensation packages offered) by other pharmaceutical companies nor established numerical goals or targets in determining these bonuses.

      The Board of Directors also approved an amended Salary Continuation Plan which provides for the payment of death and retirement benefits to certain directors, executive officers and other key employees of the Company, including Milan Puskar. See ''Election of Directors-Compensation of Directors'' and Note 2 to the ''Summary Compensation Table.'' In awarding these benefits, the Board did not conduct a formal survey or analysis of retirement benefits offered by other companies.


Compensation of Chief Executive Officer

      In considering the compensation payable to Milan Puskar, the Chairman and Chief Executive Officer of the Company, the Compensation Committee surveyed the compensation paid to the principal executives of 13 public pharmaceutical companies, including eight generic companies. Certain of these companies are included in the Dow Jones Pharmaceutical Index used in the Performance Graph set forth below. The Compensation Committee considered the average compensation (including through stock and option grants) payable to the person or persons who held the offices of chairman, chief executive officer and president of the surveyed companies. The Compensation Committee also noted the average net earnings of the surveyed companies as a percentage of net earnings and the average executive compensation per employee. The Compensation
Committee further examined profiles of each of the surveyed companies showing, inter alia, the number of employees, sales, net earnings and the ratio of earnings to sales and equity.

     In making its determination, the Compensation Committee further recognized the exemplary earnings achieved by the Company during the current fiscal year, the leadership Mr. Puskar has provided to the Company since assuming the positions of Chairman and Chief Executive Officer in November 1993 under most difficult circumstances, and the long-term commitment and contribution Mr. Puskar has made to the Company since he assumed the office of President in 1976.

     Based on the foregoing considerations, the Compensation Committee authorized the payment to Mr. Puskar of a base salary of $700,000 for fiscal 1995. In recognition of the earnings per share achieved by the Company during each of the first two quarters of fiscal 1995 of $.34 and approximately $.36 per share (as compared to earnings of $.21 and $.22 for each of the first two quarters of fiscal 1994), the Compensation Committee further awarded to Mr. Puskar a special bonus of $300,000, payable November 1, 1994.

     Moreover, to create a performance-based reward which would be fully deductible by the Company for Federal income tax purposes as well as serving as an incentive to Mr. Puskar to seek to maximize earnings for the balance of the third quarter and the fourth quarter, the Compensation Committee awarded to him a bonus pursuant to the Executive Bonus Plan of $100,000 for each $.01 that earnings for the third and fourth quarter in the aggregate exceeded $.50 per share, not to exceed $500,000. The payment of this performance-based bonus was, however, expressly made subject to the shareholders approval of the Executive Bonus Plan.

    The base compensation awarded to Mr. Puskar was unchanged from fiscal 1994. The special bonus awarded to Mr. Puskar for the Company's performance during the first two quarters of fiscal 1995, together with the bonus earned by him under the Executive Bonus Plan (which will be payable, however, only if approved by the shareholders) is $400,000 in excess of the bonus awarded to him for fiscal 1994. The Compensation Committee believes that this compensation is appropriate in comparison to the compensation awarded to the principal executives in the other pharmaceutical companies surveyed and in light of Mr. Puskar's considerable contributions to the Company.

Submission of Report

      This Report on Executive Compensation is submitted by the members of the Compensation Committee, Robert W. Smiley and Laurence S. DeLynn, except for the matters described under ''Compensation of Other Executive Officers,'' which, as to the salaries of executive officers, is submitted by Milan Puskar and, as to the bonuses of executive officers, is submitted by the full Board of Directors of the Company, Milan Puskar, John C. Gaisford, M.D., C. B. Todd, Dana G. Barnett, Richard A. Graciano, Laurence S. DeLynn and Robert W. Smiley.



Compensation Committee Interlocks and Insider Participation

     Robert W. Smiley and Laurence S. DeLynn served as members of the Compensation Committee during fiscal 1995. The Compensation Committee met once in fiscal 1995. Milan Puskar, C. B. Todd and Robert Smiley served on the Stock Option Committee in fiscal 1995 until it was dissolved and its functions were assumed by the Compensation Committee. The Stock Option Committee did not meet in fiscal 1995. All members of the Board of Directors of the Company participated in the meeting at which bonuses were awarded for certain executive officers of the Company, but Mr. Todd abstained from voting since he was among those for whom a bonus was being considered. Messrs. Puskar, Barnett and Todd are executive officers of the Company. Mr. Smiley is the Secretary of the Company.

      There are no interlocking relationships, as defined in the regulations of the Securities and Exchange Commission, involving members of the Board of Directors, or its Compensation Committee.


               SHAREHOLDER PROPOSAL   [Proposal No. 4]

     The following proposal has been made by the Executive Council of the Domestic and Foreign Missionary Society of the Protestant Episcopal Church in the United States of America (the ''Missionary Society'') and is not supported by Management. The Board recommends a vote AGAINST the Missionary Society's proposal.


Resolutions of Missionary Society

    WHEREAS, we believe that the Boards of many Publicly-held corporations have benefitted from the perspective brought to their decision making process by their well qualified board members who are women or who are members of racial minorities;

    WHEREAS, Mylan Laboratories currently has a distinguished Board of seven persons, all of whom are white males;

    WHEREAS, we are concerned about several aspects of the governing structure of Mylan in addition to the lack of diversity on the Board, including the facts that (i) the Board has no Nominating Committee and (ii) a majority of the Board are either employees or legal counsel to the corporation, rather than ''independent'' directors;

    WHEREAS, we believe that the Board should establish a Nominating Committee consisting of independent directors and that such Nominating Committee should take every reasonable step to ensure that women and persons from minority racial groups are in the pool from which Board nominees are chosen; therefore be it

     RESOLVED, that the shareholders request the Board, or its Nominating Committee, in connection with its search for suitable Board candidates, to make greater efforts to ensure that women and persons from minority racial groups are among those it considers for nomination to the Board.


Supporting Statement of Missionary Society

     The presence of women and minority members on a Board of Directors is, fortunately, no longer a novelty. For example, annual surveys of its portfolio companies by the sponsor of this proposal (a major religious institution with an endowment of almost $150,000,000) have revealed that the overwhelming majority of its portfolio companies have minorities and/or women on their Boards, and many have more than one such Board member.

     We believe that the judgements and perspectives which such business people bring to Board deliberations serve to improve the quality of decision making by the Board. We therefore urge the corporation to enlarge its search for qualified Board members by casting a wider net. Please note that America's largest insurance company, with $52,000,000,000 invested in stocks, has adopted guidelines for its portfolio companies calling for both nominating committees and for boards which are diverse in terms of experience, sex, age and race. Our Board lacks both a nominating committee and such diversity.

     This proposal does not require, or even request, that minority group persons or women be appointed to the Board, but only that greater efforts be made to ensure that such persons are included among those considered for nomination to the Board.

     In connection with aforementioned surveys of our portfolio companies, we also inquire of each company whether it has a program to encourage the purchase of goods and supplies from minority and women suppliers. The overwhelming majority of responders stat e [sic] that they have such programs. In contrast, Mylan has for two consecutive years, refused to respond to our inquiries concerning minority or women vendors. It has similarly refused to respond to inquiries about the composition of its Board.

     If you believe that it would be advantageous for Mylan to make greater efforts towards to [sic] goal of a more diverse Board, please vote YES.


Statement by the Board Opposing the Missionary Society's Proposal

In June 1994, the Company's Board adopted the following resolution:

''UNANIMOUSLY RESOLVED: That the Company take every reasonable step to ensure that women and persons from minority racial groups continue to be in the pool from which the Board member nominees are chosen.''

      The Company believes that the differences between its own resolution and that proposed by the Missionary Society are critical. The Company seeks to identify the most highly qualified candidates for election to the Board, irrespective of race or gender. The proposal of the Missionary Society encourages the Company to seek to identify candidates on the basis of race or gender. In such instances, the consideration of a prospective nominee's experience and abilities are necessarily secondary. The Company supports race and gender neutrality, and does not believe that the interests of the Company are served by favoring persons for nomination to the Board other than on the basis of their qualifications.

     The Company further wishes to correct the assertion in the Missionary Society's supporting statement that the Company has refused to respond to inquiries concerning minority or women vendors or the composition of the Board. When this proposal was submitted to the Company, the Missionary Society had raised neither the issue of vendors nor the issue of the composition of the Board. The Company has since responded to the Missionary Society's questions concerning Board composition, but the Missionary Society has never made inquiries of the Company concerning its vendors.

     The Board recommends a vote AGAINST the Missionary Society's proposal.


             Employment Contract and Termination of Employment
                     and Change-in-Control Arrangements

      The Company entered into an employment contract with Mr. Puskar on April 28, 1983 which specifies his respective duties and provides for ordinary insurance and health benefits as provided for the Company's salaried employees. This employment contract originally called for a term expiring on March 31, 1988, and since this date has been continued on a year-to-year basis subject to termination by either the Company or the executive at anytime. Salary and bonuses under this employment contract are as determined by the Company's Board of Directors. Mr. Puskar's employment contract provides for continued payments of salary for a period of one year following any termination of his employment contract by the Company. The Salary Continuation Plan referred to in Note 2 to the ''Summary Compensation Table'' provides for the payment of post-retirement compensation pursuant to agreements with key employees, including executive officers, over a period not exceeding fifteen years, as more fully described in such Note. The Company has no other compensatory plan or arrangements resulting from the resignation, retirement or other termination (including any termination or change in responsibility following a change-in-control) of an executive officer's employment with the Company or its subsidiaries.


Performance Graph

COMPARING FIVE-YEAR CUMULATIVE TOTAL RETURN AMONG MYLAN LABORATORIES INC.,
 S&P 500 COMPOSITE INDEX AND DOW JONES PHARMACEUTICAL INDEX


     Set forth below is a performance graph comparing the cumulative total returns (assuming reinvestment of dividends) for the five years ended March 31, 1995 of $100 invested March 31, 1990 in each of the Company's Common Stock, the Standard & Poor's 500 Composite Index and the Dow Jones Pharmaceutical Index.


                         GRAPHIC NO. 1

DATE      MYLAN LABS INC.          S & P 500      DJ PHARMACEUTICALS
3/90      $100.00             $100.00        $100.00
3/91      $137.00             $114.00        $148.00
3/92      $195.00             $127.00        $169.00
3/93      $300.00             $146.00        $139.00
3/94      $182.00             $149.00        $128.00
3/95      $334.00             $172.00        $186.00


SUMMARY COMPENSATION TABLE

    The following table sets forth information regarding the compensation paid by the Company and its subsidiary in the past three fiscal years to the Chief Executive Officer and its four most highly compensated executive officers other than the Chief Executive Officer who were serving as executive officers at the end of such years:

                                                                                                          Long-Term Compensation
                                                                                                        -------------------------
                                                                          Annual Compensation           Options/       All Other
                                                                       ------------------------
     Name and                Fiscal Year                                 Salary        Bonus            SARs(1)   Compensation(2)
Principal Position             Ended March 31                             ($)             ($)             (#)           ($)
- -----------------------------------------------------------------------------------------------------------------------------
Milan Puskar,                     1995                                   700,000       800,000(4)         -0-         709,200
Chairman of the Board,            1994                                   700,000       400,000            -0-         172,100
C.E.O., President and             1993                                   700,000     1,400,000         200,000        481,200
Director

Dana G. Barnett,                  1995                                   150,000(3)      -0-(3)           -0-         848,600
Executive Vice President          1994                                   150,000(3)      -0-(3)           -0-          93,200
and Director                      1993                                   150,000(3)      -0-(3)        100,000        179,100

C. B. Todd,                       1995                                    150,000      300,000            -0-         260,300
Senior Vice President             1994                                    150,000      250,000            -0-         318,700
and Director                      1993                                    150,000      200,000         100,000        310,700

Roderick P. Jackson,              1995                                    150,200      300,000            -0-         153,000
Senior Vice President             1994                                    150,000      250,000            -0-          65,100
                                  1993                                    124,600      200,000         100,000         37,800

Louis J. DeBone,                  1995                                    100,000      225,000            -0-         229,700
Vice President                    1994                                    100,000      200,000            -0-          38,000
                                  1993                                    100,000      150,000          50,000         35,000

- --------------
(1)   The Company does not have an SAR program.

(2) This column includes (i) the Company's contributions to the Employees Profit Sharing Plan and (ii) the amounts accrued by the Company under the Salary Continuation Plan described below. During fiscal 1995: contributions to the Employees Profit Sharing Plan were made in the amount of $19,600 for each of Messrs. Puskar, Barnett, Todd, Jackson and DeBone; amounts were accrued under the Salary Continuation Plan of $689,600, $829,000, $240,700, $133,400 and $210,100 for Messrs. Puskar, Barnett, Todd, Jackson and DeBone, respectively.

     Pursuant to a Salary Continuation Plan approved by the Board of Directors in January 1995, the Company entered into Retirement Benefit Agreements with various key employees, including each of the executive officers included in the Summary Compensation Table. These agreements provide for fixed annual payments to these executives over a 15-year period, in the case of Messrs. Puskar, Barnett and Todd, and over a 10-year period, in the case of Messrs. Jackson and DeBone, commencing upon their termination of employment with the Company. Upon the death following retirement or at the election of the executive, the aggregate amount of the unpaid benefit is payable in a lump sum, discounted to present value at the per annum rate of 7%.

     The annual benefits awarded to the executive officers included in the Summary Compensation Table are as follows:

                                 Retirement Before        Retirement After            Retirement Due to
                                  March 31, 1996           March 31, 1996                Disability
                                -----------------         ----------------            ------------------
Milan Puskar                       $250,000                    $300,000                $500,000
Dana G. Barnett                    $150,000                    $180,000                $300,000
C. B. Todd                         $150,000                    $180,000                $300,000
Roderick P. Jackson                $ 36,000              $70,000 to $100,000           $100,000*
Louis J. DeBone                    $ 36,000              $70,000 to $100,000           $100,000*

- --------------
* Or retirement following a change of control of the Company.

     If any of these executives dies prior to retirement, his beneficiaries will receive (under life insurance policies purchased by the Company) lump sum payments of $1,645,000, in the case of Mr. Puskar, $1,500,000, in the case of Messrs. Barnett and Todd, and $1,250,000, in the case of Messrs. Jackson and DeBone. In addition, if Mr. Puskar dies prior to his retirement, the Company will pay his beneficiaries the additional sum of $1,600,000.

(3) The amounts for Mr. Barnett exclude payments made by Somerset Pharmaceuticals, Inc., a non-consolidated subsidiary.

(4) This $800,000 bonus consists of $300,000 paid to Mr. Puskar in November 1994 and $500,000 earned by him (but not yet paid) pursuant to the Executive Bonus Plan adopted by the Compensation Committee. The Executive Bonus Plan is subject to shareholder approval as described under ''Executive Compensation-Report on Executive Compensation-Executive Bonus Plan'' and this $500,000 portion of the bonus will not be paid unless the shareholders approve the Executive Bonus Plan.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
 AND FY-END OPTION/SAR OPTIONS (1)

    The following table sets forth information in respect of exercises by the named executive officers of stock options granted to, and unexercised options held by, such officers at March 31, 1995. All such options were granted under the Company's 1986 Incentive Stock Option Plan, as amended.

                                                                                      (#)Value of
                                                              Number of                Unexercised
                                                            Unnexercised              In-the-Money
                                                             Options at                Options at
                                Shares        Value        Fiscal Year Ended        Fiscal Year Ended
                                Acquired    Realized       March 31, 1995          March 31, 1995 (2)
Name                             (#)           ($)             (#)                      ($)
- --------                       ------         -----          ---------            ---------------------
Dana G. Barnett                  -0-           -0-            100,000                   1,375,000
C. B. Todd                       -0-           -0-            100,000                   1,375,000
Roderick P. Jackson              -0-           -0-            100,000                   1,375,000
Louis DeBone                     -0-           -0-             50,000                     687,500

- ----------
(1)   The Company does not have an SAR program.

(2) All options were exercisable at $18.00 per share. The closing price on March 31, 1995 on the New York Stock Exchange was $31.75 per share.


                                                    SECURITY OWNERSHIP

        The following table sets forth information as of April 30, 1995 regarding the amount and nature of Common Stock ownership by all directors and named executive officers and all directors and executive officers as a group:

                                           Shares
                                        Beneficially
                                         Owned (1)                      Percent
Name                                         (#)                        of Class
- -----                                  --------------                  --------------
Milan Puskar                             1,600,000                        2.00
Dana G. Barnett                             41,714                         .18
Laurence S. DeLynn                         240,000                         .35
John C. Gaisford, M.D.                       4,400                         .03
Richard A. Graciano                        107,985                         .14
Robert W. Smiley, Esq.                      79,000                         .10
C. B. Todd                                 178,444                         .35
Roderick P. Jackson                         25,000                         .16
Louis J. DeBone                             20,000                         .09
All directors and executive
officers as a group (2)                  3,191,843(2)                     4.00%

- ---------

(1) In each case, the director or officer has sole or shared direct beneficial ownership of the shares.

(2) Includes 510,000 unissued shares under option. Excludes 70,390 shares held by the wives of certain directors of which shares the director disclaims beneficial ownership.

       As of April 30, 1995, to the best of the Company's knowledge, no one person or group beneficially owned more than 5% of the outstanding Common Stock.


                   INDEPENDENT AUDITORS   [Proposal No. 5]

     The Board of Directors has recommended that Deloitte & Touche LLP be elected by the shareholders to act as auditors of the Company for the current fiscal year. Proxies received in the accompanying form will be so voted unless other specification is made. The affirmative votes of a majority of the shares of Common Stock present and voting (in person or by proxy) are required to adopt the proposal.

     The Company's financial statements for fiscal 1995 were examined by Deloitte & Touche LLP. In connection with the examination of the financial statements, Deloitte & Touche LLP also reviewed the Company's annual report to shareholders and its filings with the Securities and Exchange Commission.

     It is expected that a representative of Deloitte & Touche LLP will be present at the annual meeting with the opportunity to make a statement if he desires to do so, and will be available to respond to appropriate questions.


                          1996 SHAREHOLDER PROPOSALS

     To be considered for inclusion in the Company's proxy statement for the 1996 annual meeting, shareholder proposals must be received by the Company at its principal executive offices not later than January 20, 1996.


                       OTHER MATTERS   [Proposal No. 6]

        The Board of Directors does not know of any matters to be presented at the annual meeting other than those discussed above. If other matters should properly come before the meeting, shares in respect of which properly executed proxies are received will be voted on such matters in accordance with the judgment of the persons named in such proxies. The cost of the solicitation of proxies on behalf of the Board of Directors will be borne by the Company. In addition to solicitation by mail, regular employees of the Company may solicit proxies in person or by telephone.

        Upon written request to the undersigned Secretary (at the address specified on page 1) by any shareholder whose proxy is solicited hereby, the Company will furnish a copy of its Annual Report on Form 10-K for the fiscal year ended March 31, 1995 as filed with the Securities and Exchange Commission, together with financial statements and schedules thereto, without charge to the shareholder requesting same.

                              By Order of the Board of Directors,

                              Robert W. Smiley, Secretary

                                                 Graphics Appendix List

Page Where
Graphic
Appears                            Description of Graphic or Cross Reference
- ------------------------------------------------------------------------------

Page 10


 Graphic No. 1 is a performance graph showing a comparison of cumulative total return among Mylan Laboratories Inc., The S & P 500, and the Dow Jones Pharmaceuticals for the period beginning 1990 and ending 1994, pursuant to Regulation S-K 402(l).
The underlying data is setforth on page 10.

  PROXY-Mylan Laboratories Inc.-Annual Meeting of Shareholders June 28, 1995

        The undersigned hereby appoints MILAN PUSKAR and ROBERT W. SMILEY, and each with full power to act without the other, as proxies, with full power of substitution, for and in the name of the undersigned to vote and act with respect to all shares of common stock of MYLAN LABORATORIES INC. (the ''Company'') standing in the name of the undersigned on April 30, 1995 or with respect to which the undersigned is entitled to vote and act, at the Annual Meeting of Shareholders of the Company to be held June 28, 1995 and at any and all adjournments thereof, with all the powers the undersigned would possess if personally present, and particularly, but without limiting the generality of the foregoing:

1. Election of           FOR      WITHHELD   Nominees: M. Puskar, D. Barnett,
    Directors           /  /      /  /       R. Smiley, L. DeLynn, R. Graciano,
                                             J. Gaisford, C. Todd

For, except vote withheld from the following nominee(s):

- -------------------------------------------------------

2. Ratify acceleration                        FOR       AGAINST      ABSTAIN
   amendments to 1986 Incentive              /  /        /  /         /  /
   Stock Option Plan.

3. Approve the Executive Bonus Plan.          FOR       AGAINST      ABSTAIN
                                             /  /        /  /         /  /

THE BOARD RECOMMENDS A VOTE ''AGAINST'' THE FOLLOWING PROPOSAL (4) FOR THE REASONS SET FORTH IN THE PROXY STATEMENT.

4. Adopt the proposal of the                  FOR       AGAINST      ABSTAIN
   Foreign Missionary Society                 /  /       /  /         /  /
   encouraging inclusiveness.

5. The election of Deloitte & Touche          FOR       AGAINST      ABSTAIN
   LLP as independent auditors.               /  /       /  /         /  /

6. To vote in their discretion                FOR       AGAINST      ABSTAIN
   upon such other matters as may             /  /       /  /        /  /
   properly come before the meeting
   or any adjournment thereof.

             THIS PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS

This proxy will be voted FOR items 1, 2, 3, 5 and 6 and AGAINST item 4 if no choice is specified.

The undersigned hereby revokes all proxies heretofore given by the undersigned to vote or act at said meeting, and hereby ratifies and confirms all that said proxies, or their substitutes, or any of them, may lawfully do by virtue hereof. Receipt is hereby acknowledged of the notice of annual meeting and proxy statement of the Company, dated May 18, 1995.

PLEASE DATE, EXECUTE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.

                                             Date....................., 1995

                                             ...............................

                                             ...............................
                                                       Signature(s)

                                             Please sign exactly as your name
                                             appears hereon. When signing as
                                             Attorney, Executor, Administrator,
                                             Trustee, etc., or as Officer of a
                                             Corporation, please give your full
                                             title as such. For joint accounts,
                                             each joint owner should sign.